Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PIONEER NATURAL RESOURCES COMPANY

PIONEER NATURAL RESOURCES USA, INC.

PNR ACQUISITION COMPANY, LLC

and

PIONEER NATURAL RESOURCES GP LLC

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

Dated as of August 9, 2013

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2013 (this “Agreement”), is entered into by and among Pioneer Natural Resources Company, a Delaware corporation (“PNR”), Pioneer Natural Resources USA, Inc., a Delaware corporation and wholly-owned subsidiary of PNR (“PNR USA”), PNR Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of PNR (“MergerCo”), Pioneer Southwest Energy Partners, L.P., a Delaware limited partnership (“MLP”), and Pioneer Natural Resources GP LLC, a Delaware limited liability company and the general partner of MLP and wholly-owned subsidiary of PNR USA (“MLP GP”). Capitalized terms used but not defined have the meanings assigned to such terms in Article I hereof.

WITNESSETH:

WHEREAS, the MLP GP Conflicts Committee and the MLP GP Board have approved this Agreement and the transactions contemplated hereby, including the Merger (the “Merger Transactions”), and determined that this Agreement and the Merger Transactions, pursuant to which MLP will, subject to the terms and conditions set forth herein, merge with MergerCo, with MLP as the surviving entity (the “Merger”), such that, following the Merger, MLP GP will remain the sole general partner of MLP, and PNR USA will become the sole limited partner of MLP, are fair and reasonable to and in the best interests of the MLP Unaffiliated Unitholders and MLP, and the MLP GP Board caused MLP GP to approve this Agreement and the Merger Transactions;

WHEREAS, PNR, as the sole member of MergerCo, has approved this Agreement and the Merger Transactions;

WHEREAS, PNR USA is the sole member of MLP GP and the owner of record of 18,721,200 of the outstanding MLP Common Units;

WHEREAS, as a condition and inducement to MLP and MLP GP entering into this Agreement, concurrently with the execution and delivery of this Agreement, the PNR Parties and the MLP Parties are entering into the Voting Agreement, pursuant to which, among other things, the PNR Parties have agreed, subject to the terms and conditions set forth therein, to vote all of the MLP Common Units held by them in favor of the approval of this Agreement and the Merger Transactions; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than PNR, PNR USA, MLP GP, MergerCo or their respective Subsidiaries relating to: (a) any direct or indirect acquisition of (i) more than 20% in value of the assets of MLP and its Subsidiaries, taken as a whole, (ii) more than 20% of the outstanding MLP Common Units or (iii) assets that generate more than 20% of the monthly cash flow, net revenues or net income of MLP and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer that, if consummated, would result in any such Person becoming the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding MLP Common Units; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MLP, other than the Merger.

“Action” shall have the meaning set forth in Section 6.11(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein; provided that for purposes of this Agreement, PNR, PNR USA, MergerCo and their respective Subsidiaries (excluding MLP, MLP GP and their respective Subsidiaries) shall not be Affiliates of MLP, MLP GP and their respective Subsidiaries, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Book-Entry Units” shall have the meaning set forth in Section 3.2(a).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“Certificate” shall have the meaning set forth in Section 3.2(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 6.11(a).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plan” shall mean any bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, stock or unit bonus, stock or unit purchase, restricted or phantom stock or unit or stock or unit option plan, any employment or severance contract, any medical, dental, disability, health or life insurance plan, any other employee benefit or fringe benefit plan, contract or arrangement and any applicable “change of control” or similar provision in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including any “employee benefit plan” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in circumstances similar to those contemplated in Section 6.6 hereof, as determined by the MLP GP Conflicts Committee in its business judgment; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than two years, and (b) provide that all non-public information pertaining to MLP and its Subsidiaries be protected as confidential information thereunder, subject to customary exceptions; provided further, that MLP may amend or waive the terms of such Confidentiality Agreement in its discretion, except that PNR shall have the right to approve or consent to any amendment or waiver (i) of the two-year or more term of the Confidentiality Agreement, or (ii) that would have the effect of causing any non-public information pertaining to MLP and its Subsidiaries that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3(a).

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“Expenses” shall have the meaning set forth in Section 8.2(f).

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator, in each case that has jurisdiction over PNR or MLP, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than customary payment terms taken in the ordinary course of business); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; limited, however, to the lesser of (1) the amount of its liability or (2) the book value of such property; (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. generally accepted accounting principles that are applicable to the circumstances as of the date of this Agreement; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit; (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (h) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms; (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (j) indebtedness of others as described in clauses (a) through (i) above in any manner guaranteed by such Person or for which it is or may become contingently liable.

“Indemnification Expenses” shall have the meaning set forth in Section 6.11(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.11(a).

“Indemnitees” shall have the meaning set forth in the MLP Partnership Agreement.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the directors or executive officers of such party or such party’s general partner.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Letter of Transmittal” shall have the meaning set forth in Section 3.3(b).

“Material Adverse Effect” shall mean, with respect to MLP or PNR, respectively, any state of facts, change, development, condition, occurrence or other effect that (a) is or could reasonably be expected to be material and adverse to the financial condition, assets, properties, business, operations, results of operations or prospects of MLP and its Subsidiaries, taken as a whole, or PNR and its Subsidiaries, taken as a whole, respectively, or (b) materially impairs or delays, or could reasonably be expected to materially impair or delay, the ability of the MLP Parties or the PNR Parties, respectively, to perform their respective obligations under this Agreement or to consummate the Merger and the other Merger Transactions; provided, however, that Material Adverse Effect shall not include any (i) changes generally affecting the economy in the United States of America, (ii) changes in oil and gas prices, including changes in price differentials, (iii) changes in general economic conditions in the oil and gas exploration and production industry, (iv) changes in Law, (v) earthquakes, hurricanes, floods or other natural disasters, except if the state of facts, change, development, condition, occurrence or other effect described in clauses (i), (ii), (iii), (iv), and (v), to the extent, and only to the extent, relative to other participants of similar size in the oil and gas exploration and production industry generally, disproportionately affects the financial condition, assets, properties, business, results of operations or prospects of MLP and its Subsidiaries, taken as a whole, or PNR and its Subsidiaries, taken as a whole, respectively; (vi) changes resulting from the announcement of this Agreement, or (vii) changes in the market price or trading volume of MLP Common Units or shares of PNR Common Stock, respectively (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MergerCo Certificate of Formation” shall mean the certificate of formation of MergerCo as filed with the Secretary of State of Delaware on August 6, 2013.

“MergerCo LLC Agreement” shall mean the Limited Liability Company Agreement of MergerCo, dated as of August 6, 2013.

“Merger Transactions” shall have the meaning set forth in the recitals to this Agreement.

“MLP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MLP Affiliated Unitholders” means PNR, MLP GP, PNR USA and their Affiliates.

“MLP Certificate of Limited Partnership” means the certificate of limited partnership of MLP as filed with the Secretary of State of the State of Delaware on June 19, 2007.

“MLP Change in Recommendation” shall have the meaning set forth in Section 6.2(a).

“MLP Common Units” shall mean the common units representing limited partner interests of MLP having the rights and obligations specified with respect to “Common Units” as set forth in the MLP Partnership Agreement.

“MLP GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MLP GP Board” shall mean the board of directors of MLP GP.

“MLP GP Board Approval” shall have the meaning set forth in Section 5.1(d)(ii).

“MLP GP Certificate of Formation” shall mean the certificate of formation of MLP GP as filed with the Secretary of State of the State of Delaware on June 19, 2007.

“MLP GP Conflicts Committee” shall mean the Conflicts Committee of the MLP GP Board, as such Conflicts Committee is defined in the MLP Partnership Agreement.

“MLP GP Conflicts Committee Approval” shall have the meaning set forth in Section 5.1(d)(ii).

“MLP GP LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of MLP GP, dated as of April 28, 2008, as amended from time to time.

“MLP LTIP” shall mean the Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan, as amended from time to time.

“MLP Material Contract” shall have the meaning set forth in Section 4.1(g).

“MLP Meeting” shall have the meaning set forth in Section 5.1(d)(ii).

“MLP Parties” shall mean MLP GP and MLP.

“MLP Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of MLP, dated as of May 6, 2008, as amended from time to time.

“MLP Phantom Units” shall have the meaning set forth in Section 3.1(e)(i).

“MLP Recommendation” shall have the meaning set forth in Section 6.2(a).

“MLP SEC Documents” shall have the meaning set forth in Section 5.1.

“MLP Unaffiliated Unitholders” shall mean the MLP Unitholders excluding the MLP Affiliated Unitholders.

“MLP Unitholder Approval” shall have the meaning set forth in Section 7.1.

“MLP Unitholders” shall mean the holders of outstanding MLP Common Units.

“New Common Stock” shall have the meaning set forth in Section 3.1(c).

“New Common Stock Issuance” shall mean the issuance of shares of PNR Common Stock as part of the Merger Consideration pursuant to this Agreement.

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.2(b).

“NYSE” shall mean the New York Stock Exchange.

“Other Parties” shall mean, with respect to the MLP Parties, the PNR Parties, and with respect to the PNR Parties, the MLP Parties.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any group comprised of two or more of the foregoing.

“PNR” shall have the meaning set forth in the introductory paragraph to this Agreement.

“PNR Certificate of Incorporation” shall mean the certificate of incorporation of PNR as filed with the Secretary of State of the State of Delaware on June 26, 1997, as amended.

“PNR Common Stock” shall mean the shares of common stock, .01 par value per share, of PNR.

“PNR LTIP” shall mean the Pioneer Natural Resources Company 2006 Long-Term Incentive Plan, as amended from time to time.

“PNR Material Contract” shall have the meaning set forth in Section 4.2(b).

“PNR Parties” shall mean PNR, PNR USA and MergerCo.

“PNR Restricted Stock Units” shall have the meaning set forth in Section 3.1(e)(i).

“PNR SEC Documents” shall have the meaning set forth in Section 5.2.

“PNR USA” shall have the meaning set forth in the introductory paragraph to this Agreement.

“PNR USA Certificate of Incorporation” shall mean the Certificate of Incorporation of PNR USA as filed with the Secretary of State of Delaware on May 1, 2008.

“PNR USA Common Units” shall have the meaning set forth in Section 5.2(l).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1(f).

“Receiving Party” shall have the meaning set forth in Section 6.6(b).

“Registration Statement” shall have the meaning set forth in Section 5.1(f).

“Related Party” shall mean (a) PNR USA and MergerCo, in the case of PNR, and (b) MLP GP, in the case of MLP.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except that, for purposes of this Agreement, in the case of PNR, MLP GP and MLP and their respective Subsidiaries shall not be deemed to be Subsidiaries of PNR (unless otherwise specifically provided in this Agreement).

“Superior Proposal” shall mean a written Acquisition Proposal (provided, however, that (x) reference to 20% within the definition of “Acquisition Proposal” shall be replaced by 80%, and (y) any proposal or offer to acquire all or substantially all of the issued and outstanding MLP Common Units not owned by PNR USA shall be an Acquisition Proposal for purposes of this definition of Superior Proposal) made by a third party to MLP or the MLP GP Board, for consideration consisting of cash and/or marketable securities, which the MLP GP Conflicts Committee believes in good faith to be bona fide and on terms and conditions which the MLP GP Conflicts Committee determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the MLP Unaffiliated Unitholders from a financial point of view than the Merger Transactions and to be in the best interests of the MLP Unaffiliated Unitholders and MLP, after taking into consideration, among other things, (i) the identity of the Person making the Superior Proposal (including whether approval of the equity owners of such Person is required), (ii) any impediments and risks to the consummation of the Superior Proposal, (iii) a comparison of all of the terms, conditions and legal, financial, regulatory and other aspects and effects of such Superior Proposal with such terms, conditions, aspects and effects of this Agreement, and (iv) any proposal by PNR to amend the terms of this Agreement pursuant to Section 6.2(b).

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” shall mean any Law relating to Taxes.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Transaction Confidentiality Agreement” shall mean that certain confidentiality agreement between PNR and the MLP GP Conflicts Committee dated as of June 26, 2013.

“Voting Agreement” shall mean the Voting Agreement dated as of the date hereof by and among the PNR Parties and the MLP Parties.

Section 1.2 Interpretation. A reference to an Article, Section or Annex means an Article of, a Section in, or Annex to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any annexes, exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person or person and its successors and permitted assigns. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into MLP, the separate existence of MergerCo shall cease, and MLP shall survive and continue to exist as a Delaware limited partnership (MLP, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that, following the Merger, MLP GP will continue to be the sole general partner of MLP, and PNR USA will be the sole limited partner of MLP.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by PNR and MLP and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) MLP Certificate of Limited Partnership and MLP Partnership Agreement. At the Effective Time, the MLP Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law. At the Effective Time, the MLP Partnership Agreement shall remain unchanged and shall be the limited partnership agreement of the Surviving Entity until duly amended in accordance with its terms and applicable Law.

(d) Tax Treatment of the Transaction. The parties intend that for federal income tax purposes (and applicable state income or franchise tax purposes), in accordance with IRS Revenue Ruling 99-6, each holder of a MLP Common Unit (other than MLP, its subsidiaries or PNR) shall be treated as transferring its Common Units in exchange for the Merger Consideration and PNR USA shall be treated as acquiring the assets of the MLP deemed distributed to the holders of MLP Common Units (other than MLP, its subsidiaries or PNR) in the deemed liquidation of MLP.

Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger and the other Merger Transactions shall occur (the “Closing”) on (a) the first Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which PNR and MLP may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the Merger Transactions shall take place at the offices of Vinson & Elkins LLP, Trammell Crow Center, 2001 Ross Avenue, 39th Floor, Dallas, Texas 75201-2975, at 9:00 a.m. Dallas time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of PNR, PNR USA, MergerCo, MLP, MLP GP or any holder of MLP Common Units:

(a) The general partner interest in MLP issued and outstanding immediately prior to the Effective Time shall remain unchanged and issued and outstanding in the Surviving Entity, and MLP GP, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the MLP Partnership Agreement.

(b) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall be cancelled and no consideration received therefor.

(c) Except as described in clause (d) or (e) below, each MLP Common Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.2325 of a share of PNR Common Stock (such ratio, the “Exchange Ratio,” and such amount of a share of PNR Common Stock, including any additional shares of PNR Common Stock received pursuant to Section 3.3(e), the “Merger Consideration”), which shares of PNR Common Stock shall be duly authorized and validly issued in accordance with applicable Laws and the PNR Certificate of Incorporation, as applicable (such shares of PNR Common Stock described in this clause (c) shall be referred to herein as the “New Common Stock”).

(d) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all MLP Common Units owned by MLP or its Subsidiaries or by PNR or its Subsidiaries other than PNR USA shall automatically be cancelled and no consideration received therefor. Notwithstanding anything to the contrary in this Agreement, all MLP Common Units owned by PNR USA immediately prior to the Effective Time shall be unchanged and remain issued and outstanding as MLP Common Units of the Surviving Entity at the Effective Time; such MLP Common Units will, immediately after the Effective Time, constitute all of the issued and outstanding MLP Common Units of, and limited partner interests in, the Surviving Entity, and, thereby, PNR USA shall continue as a limited partner in the Surviving Entity and become the sole limited partner of the Surviving Entity. At the Effective Time, the books and records of MLP shall be revised to reflect that all other limited partners of MLP cease to be limited partners of MLP pursuant to the terms of this Agreement, and MLP shall continue without dissolution.

(e) Notwithstanding anything to the contrary in this Agreement:

(i) At the Effective Time, any phantom unit representing the right to receive an MLP Common Unit (collectively, the “MLP Phantom Units”) issued under the MLP LTIP and outstanding immediately prior to the Effective Time shall be converted into awards of restricted stock units of PNR Common Stock (“PNR Restricted Stock Units”), with the number of PNR Restricted Stock Units subject to each such converted award of MLP Phantom Units to be determined based on the Exchange Ratio, rounded down to the nearest whole PNR Restricted Stock Unit. The agreements between MLP GP and each such award holder regarding such MLP Phantom Units shall be assumed by PNR, and such awards, as converted pursuant to this Section 3.1(e)(i), shall continue to be governed, on and after the Effective Time, by the terms and conditions of such agreements (subject to the adjustments required by this Section 3.1(e)(i) after giving effect to the Merger) and either by the MLP LTIP as adopted by PNR pursuant to Section 6.15(a) or by the PNR LTIP pursuant to Section 6.15(c). Except to the extent provided in Section 3.1(e)(ii) below, as of the Effective Time, such MLP Phantom Units shall cease to represent the right to receive MLP Common Units.

(ii) In addition, to the extent applicable, holders of MLP Phantom Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between MLP GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such MLP Phantom Units with a record date occurring prior to the Effective Time that may have been declared or made by the MLP with respect to MLP Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions shall be paid on the payment date set therefor to such holders of MLP Phantom Units.

(iii) Any cash amounts due pursuant to this Section 3.1(e) shall be paid or delivered less all applicable deductions and withholdings required by applicable law to be withheld in respect of such amounts.

(f) From and after the Effective Time, no holder of MLP Common Units will be, or will have any rights as, a holder of New Common Stock (including any rights to vote, or any rights to receive dividends on, any shares of New Common Stock), other than the right to receive the Merger Consideration and any cash payable pursuant to Section 3.3(c) upon compliance with Section 3.3(b) or Section 3.3(h), until such time that such holder has delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or has otherwise complied with Section 3.3(h).

Section 3.2 Rights As Unitholders; Unit Transfers.

(a) At the Effective Time, each holder of a certificate representing MLP Common Units (a “Certificate”) and each holder of non-certificated MLP Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of MLP and cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) any cash amounts payable in in accordance with Section 3.3(c), following such unitholder’s compliance with Section 3.3(b) or Section 3.3(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of (A) any holder of MLP Phantom Units shall be as set forth in Section 3.1(e), and (B) PNR and its Subsidiaries and MLP and its Subsidiaries shall be as set forth in Section 3.1(d).

(b) In addition, to the extent applicable, (i) holders of MLP Common Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such MLP Common Units with a record date occurring prior to the Effective Time that may have been declared or made by MLP with respect to such MLP Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time and (ii) the holder of the general partner interest in MLP immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such general partner interest in MLP with a record date occurring prior to the Effective Time that may have been declared or made by MLP with respect to such general partner interest in MLP in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by MLP are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders of MLP Common Units, whether or not they exchange their MLP Common Units pursuant to Section 3.3, and such holder of the general partner interest in MLP, as applicable.

(c) At the Effective Time, the unit transfer books of MLP shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of MLP with respect to MLP Common Units, except for MLP Common Units owned by PNR USA.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, PNR shall appoint a commercial bank or trust company reasonably acceptable to MLP to act as exchange agent hereunder for the purpose of exchanging MLP Common Units for shares of New Common Stock and cash as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, PNR shall deposit, or shall cause a PNR Party to deposit, with the Exchange Agent for the benefit of the holders of the applicable MLP Common Units, for exchange in accordance with this Article III, through the Exchange Agent, shares of New Common Stock and cash as required by this Article III. PNR agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any amounts payable pursuant to Section 3.3(c), without interest. Any cash and shares of New Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for MLP Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, PNR shall instruct the Exchange Agent to mail to each record holder of MLP Common Units as of the Effective Time (other than (x) holders of MLP Phantom Units and (y) MLP and its Subsidiaries and PNR and its Subsidiaries) (i) a letter of transmittal (which shall specify that, in respect of certificated MLP Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by PNR and MLP prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by PNR and MLP prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of MLP Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held MLP Common Units immediately prior to the Effective Time (other than (x) holders of MLP Phantom Units and (y) MLP and its Subsidiaries and PNR and its Subsidiaries) shall be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) shares of New Common Stock representing, in the aggregate, the whole number of shares of New Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all MLP Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or any amounts payable pursuant to Section 3.3(c). In the event of a transfer of ownership of MLP Common Units that has not been registered in the transfer records of MLP, the Merger Consideration payable in respect of such MLP Common Units may be paid to a transferee, if the Certificate representing such MLP Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and, in the case of both certificated and book-entry MLP Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such MLP Common Units or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, or Book-Entry Units have been surrendered, as contemplated by this Section 3.3, (i) each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of MLP Common Units, any cash amounts payable pursuant to Section 3.3(c), and (without the necessity of such surrender) any cash or distributions to which such holder is entitled pursuant to Section 3.2(b), and (ii) shares of New Common Stock issuable in respect of, and upon the surrender of, such Certificate or Book-Entry Unit pursuant to this Section 3.3(b) shall not be deemed to be issued or outstanding for any purpose.

(c) Dividends with Respect to Unexchanged MLP Common Units. No dividends declared or made with respect to shares of PNR Common Stock with a record date after the Effective Time shall be paid to the holder of any MLP Common Units with respect to shares of New Common Stock, and such holder shall not be a stockholder of New Common Stock and shall have no right to receive such dividends, if such holder has not delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or otherwise complied with Section 3.3(h). Subject to applicable Law, following compliance with the requirements of Section 3.3(b) or Section 3.3(h), there shall be paid to such holder of shares of New Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, an amount in cash equal to the amount of any dividends that were declared or made with a record date after the Effective Time and a payment date prior to such compliance with Section 3.3(b) or Section 3.3(h), payable with respect to shares of PNR Common Stock, and (ii) at the appropriate payment date, the amount of dividends with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such shares of New Common Stock.

(d) Further Rights in MLP Common Units. The Merger Consideration issued upon conversion of an MLP Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c)) and any declared distributions to be paid on MLP Common Units as described in Section 3.2(b) shall be deemed to have been issued in full satisfaction of all rights pertaining to such MLP Common Unit.

(e) No Fractional Shares of New Common Stock. No certificates or scrip of shares of New Common Stock representing fractional shares of New Common Stock or book entry credit of the same shall be issued upon the surrender of MLP Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any shares of New Common Stock. In lieu of receiving any fractional share of New Common Stock to which any MLP Unitholder would otherwise have been entitled, after aggregating all fractions of shares to which such unitholder would be entitled, any fractional share will be rounded up to a whole share of New Common Stock.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting shares of New Common Stock or cash that remains undistributed to the holders of MLP Common Units after 180 days following the Effective Time shall be delivered to PNR upon demand by PNR and, from and after such delivery, any former holders of MLP Common Units who have not theretofore complied with this Article III shall thereafter look only to PNR for the Merger Consideration payable in respect of such MLP Common Units or any cash amounts payable pursuant to Section 3.3(c), following compliance with Section 3.3(b) or Section 3.3(h), without any interest thereon. Any amounts remaining unclaimed by holders of MLP Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, be held by PNR. Without limitation of the foregoing, after 180 days following the Effective Time, any amounts remaining unclaimed by holders of MLP Common Units shall become the property of PNR, subject to the legitimate claims of any Person previously entitled thereto.

(g) No Liability. To the fullest extent permitted by Law, none of MLP GP, PNR, PNR USA, MLP, the Surviving Entity or their respective Representatives shall be liable to any holder of MLP Common Units for any shares of PNR Common Stock (or dividends with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by PNR, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay the Merger Consideration payable in respect of MLP Common Units represented by such Certificate and any payments to which the holders thereof are entitled pursuant to Section 3.3(c).

(i) Withholding. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MLP Common Units such amounts as the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that the Exchange Agent shall provide reasonable notice to the applicable holders of MLP Common Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MLP Common Units in respect of whom such deduction and withholding was made by the Exchange Agent.

(j) Investment of the Exchange Fund. PNR shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by PNR on a daily basis, in PNR’s sole discretion; provided, however, that (i) any investment of such Exchange Fund shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, and (ii) no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to MLP Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to PNR.

Section 3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, unit or stock distributions or dividends, combinations or exchanges with respect to, or Rights in respect of, MLP Common Units (as permitted pursuant to Section 4.1(c)) or shares of PNR Common Stock, the Exchange Ratio, the Merger Consideration and the number of shares of New Common Stock to be issued in the Merger will be correspondingly adjusted to provide to the holders of MLP Common Units the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.1 Conduct of Business by MLP and MLP GP. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (a) as expressly contemplated or permitted by this Agreement, (b) as may be required by applicable Law, or (c) with the prior written consent of PNR (which consent shall not be unreasonably withheld, delayed or conditioned), MLP and MLP GP shall not, and shall cause each of their respective Subsidiaries not to, and neither PNR nor PNR USA shall cause MLP or MLP GP to:

(a) (i) (x) Conduct its business and the business of its Subsidiaries other than in the ordinary course, or (y) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of (x) or (y) that could not reasonably be expected to have a Material Adverse Effect with respect to MLP or (ii) take any action that could reasonably be expected to have a material adverse effect on the ability of any party to obtain any approvals required for the Merger Transactions.

(b) (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity (other than pursuant to Rights outstanding as of the date of this Agreement or issued thereafter not in violation of this Agreement) or any additional Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional equity interests to become subject to new grants of restricted units, phantom units, employee unit options, unit appreciation rights or similar equity-based employee Rights.

(c) (i) Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date hereof by any existing Compensation and Benefit Plan.

(d) (i) Sell, lease, dispose of or discontinue all or any portion of its assets, business or properties other than in the ordinary course of business, including distributions permitted under Section 4.1(e), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity.

(e) Make or declare any dividends or distributions (i) to the holders of MLP Common Units, other than a regular quarterly distribution in a cash amount not in excess of $0.52 per MLP Common Unit to be declared and paid on or prior to 45 days after the end of each calendar quarter, the record date for which is prior to the Effective Time, consistent with past practice, or (ii) to the holders of any other units of or interests in MLP, other than distributions in respect of the general partner interest in MLP concurrently with distributions in respect of MLP Common Units.

(f) Amend the MLP Partnership Agreement or the MLP GP LLC Agreement.

(g) Except as would not prevent or materially delay the consummation of the Merger Transactions past the Termination Date and as would not be materially adverse to MLP and its Subsidiaries, taken as a whole, or PNR and its Subsidiaries, taken as a whole, enter into any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (including material contracts in effect on the date of this Agreement, an “MLP Material Contract”).

(h) Modify, amend, terminate or assign, or waive or assign any rights under, any MLP Material Contract in any material respect in a manner which is materially adverse to MLP and its Subsidiaries, taken as a whole, or PNR and its Subsidiaries, taken as a whole, or which could prevent or materially delay the consummation of the Merger Transactions past the Termination Date.

(i) Waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, that (i) is material to MLP and its Subsidiaries, taken as a whole, or (ii) is a claim, action or proceeding relating to the Merger Transactions or this Agreement.

(j) Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles.

(k) Fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present.

(l) (i) Change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law.

(m) (i) Adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (ii) grant any severance or termination pay to any officer or director of MLP GP or MLP or any of their Subsidiaries, or (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of MLP GP or MLP or any of their Subsidiaries or any of their beneficiaries.

(n) Other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, or (ii) create any Lien on its property or the property of its Subsidiaries to secure Indebtedness.

(o) Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

(p) Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger, or (iv) a material violation of any provision of this Agreement.

(q) Agree or commit to do anything prohibited by clauses (a) through (p) of this Section 4.1.

Section 4.2 Conduct of Business by PNR and PNR USA. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, and except (a) as expressly contemplated or permitted by this Agreement, (b) as may be required by applicable Law, or (c) with the prior written consent of the MLP GP Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), PNR and PNR USA shall not, and shall cause each of their respective Subsidiaries not to:

(a) (i) (x) Conduct its business and the business of its Subsidiaries other than in the ordinary course or (y) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of (x) or (y) that could not reasonably be expected to have a Material Adverse Effect on PNR or (ii) take any action that could reasonably be expected to have a material adverse effect on the ability of any party to obtain any approvals required for the Merger Transactions.

(b) Except as would not be likely to have a Material Adverse Effect on PNR, enter into any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (including material contracts in effect on the date of this Agreement, a “PNR Material Contract”).

(c) Modify, amend, terminate or assign, or waive or assign any rights under, any PNR Material Contract in a manner which would be likely to have a Material Adverse Effect on PNR.

(d) Waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief that would reasonably be expected to have a Material Adverse Effect on PNR.

(e) Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles.

(f) Fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

(g) Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

(h) Knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties or any representations and warranties of MLP GP or MLP set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement.

(i) Sell, transfer or otherwise dispose of any MLP Common Units, MLP general partner units or other interests in MLP.

(j) Agree or commit to do anything prohibited by clauses (a) through (i) of this Section 4.2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of MLP Parties. Except as set forth in MLP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and all other reports, registration statements, definitive proxy statements or information statements filed by MLP or any of its Subsidiaries subsequent to December 31, 2012 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed with the SEC (collectively, “MLP SEC Documents”) prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the MLP Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to PNR, as follows:

(a) Organization, General Authority and Standing. Each MLP Party is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each MLP Party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on MLP.

(b) Capitalization.

(i) As of the date hereof, there are 35,713,700 MLP Common Units issued and outstanding and all such MLP Common Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the MLP Partnership Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, there are 99,768 MLP Common Units subject to MLP Phantom Units, which MLP Common Units are issuable under the MLP LTIP. MLP GP is the sole general partner of MLP, owning all of the outstanding general partner units in MLP, and such general partner units were duly authorized and validly issued in accordance with the MLP Partnership Agreement.

(ii) As of the date hereof, except as set forth above in Section 5.1(b)(i), except for MLP Common Units authorized for issuance under the MLP LTIP and except for equity securities owned by MLP GP or MLP in Subsidiaries of MLP GP or MLP, (A) there are no partnership interests, limited liability company interests or other equity securities of any MLP Party or any of their Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any MLP Party or any of their respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of such MLP Party or such Subsidiary of an MLP Party or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of any MLP Party or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Equity Interests in other Entities. Other than ownership of its Subsidiaries, MLP does not own beneficially, directly or indirectly, any equity securities or similar interests of any person or any interest in a partnership or joint venture of any kind. MLP owns such interests in its Subsidiaries free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

(d) Power, Authority and Approvals of Transactions; Special Approval and Recommendations.

(i) Each of the MLP Parties has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the MLP Unitholder Approval, to consummate the Merger Transactions. Subject to the MLP Unitholder Approval, this Agreement and the Merger Transactions have been authorized by all necessary limited partnership or limited liability company, as applicable, action by each of the MLP Parties. This Agreement has been duly executed and delivered by each of the MLP Parties and constitutes a valid and binding agreement of such parties (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(ii) The MLP GP Board has authorized the MLP GP Conflicts Committee to, among other things, assume and exercise all lawfully delegable powers of the MLP GP Board relating to PNR’s proposal to acquire all of the MLP Common Units not owned by PNR USA or any alternative transaction thereto, that the MLP GP Conflicts Committee deems to be necessary, appropriate or advisable and in the best interests of the MLP Unaffiliated Unitholders and the MLP, and to take any and all actions and to make any and all decisions, findings or determinations that may appear to the MLP GP Conflicts Committee to be necessary, appropriate or advisable and in the best interests of the MLP Unaffiliated Unitholders and the MLP. The MLP GP Conflicts Committee has unanimously approved this Agreement and the Merger Transactions and has determined that this Agreement and the Merger Transactions are fair and reasonable to and in the best interests of the MLP Unaffiliated Unitholders and MLP (the “MLP GP Conflicts Committee Approval”). Such action by the MLP GP Conflicts Committee constituted “Special Approval” (as defined in the MLP Partnership Agreement) of this Agreement and the Merger Transactions under the MLP Partnership Agreement. The MLP GP Conflicts Committee has recommended to the MLP GP Board that the MLP GP Board make the same approval and determination as the MLP GP Conflicts Committee. The MLP GP Board has approved this Agreement and the Merger Transactions (such approval being unanimous among the independent directors, with the non-independent directors on the MLP GP Board recusing themselves from the consideration and vote on such approval) and has determined that this Agreement and the Merger Transactions are fair and reasonable to and in the best interests of the MLP Unaffiliated Unitholders and MLP (the “MLP GP Board Approval”). The MLP GP Board has caused the MLP GP to approve this Agreement and the Merger Transactions and has directed that this Agreement be submitted to the MLP Unitholders at a meeting of such holders (including any adjournment or postponement thereof, the “MLP Meeting”) for the purpose of approving this Agreement and the Merger Transactions, and the MLP GP Conflicts Committee and the MLP GP Board have recommended that the holders of MLP Common Units vote in favor of this Agreement and the Merger Transactions at the MLP Meeting.

(e) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.1(f) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the MLP Parties do not and will not (i) except as could not reasonably be expected to have a Material Adverse Effect on MLP, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any MLP Party or any of its respective Subsidiaries is a party or by which such MLP Party or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the MLP Parties or any of their respective Subsidiaries, or (z) result in the creation of any Lien on any of the assets of the MLP Parties or any of their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the MLP Partnership Agreement, the MLP Certificate of Limited Partnership, the MLP GP LLC Agreement or the MLP GP Certificate of Formation, or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the MLP Parties of this Agreement or (ii) the consummation by the MLP Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of a proxy statement relating to the matters to be submitted to the MLP Unitholders at the MLP Meeting and a registration statement on Form S-4 with respect to the issuance of shares by PNR of New Common Stock in connection with the Merger (such registration statement and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in such Registration Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”), (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of New Common Stock in connection with the Merger pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MLP.

(g) Financial Reports and the MLP SEC Documents. The MLP SEC Documents, as of their respective dates, (i) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The historical financial statements of MLP and its consolidated subsidiaries contained in or incorporated by reference into any MLP SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of MLP or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(h) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in MLP’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the financial statements (or notes thereto) included in subsequent MLP SEC Documents filed by MLP prior to the date hereof, neither MLP nor any of its consolidated subsidiaries had at December 31, 2012, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of MLP included in the MLP SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2012 in the ordinary course of business and consistent with past practices or (C) relate to this Agreement, the Merger Transactions or the proposal of PNR with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on MLP or (B) that have been discharged or paid in full prior to the date hereof.

(i) Compliance with Law. Each MLP Party and each of their respective Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MLP. Since December 31, 2012, no MLP Party nor any of their respective Subsidiaries has received any written notice or, to MLP’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MLP.

(j) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither MLP nor any of its Subsidiaries is a party to or bound by any MLP Material Contract that is required to be filed as an exhibit to the MLP SEC Documents that has not been so filed.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on MLP, (A) each MLP Material Contract is valid and binding and in full force and effect, (B) no event or condition exists which constitutes a default on the part of MLP or any of its Subsidiaries under any such MLP Material Contract, and (C) to the Knowledge of MLP, no other party to such MLP Material Contract is in default in any respect thereunder.

(k) No Brokers. No action has been taken by the MLP Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to Evercore Group L.L.C., pursuant to a letter agreement, the existence of which has been heretofore disclosed to the PNR Parties.

(l) MLP Fairness Opinion. At the meeting at which the MLP GP Conflicts Committee approved this Agreement, Evercore Group L.L.C. delivered to the MLP GP Conflicts Committee its oral opinion (to be confirmed in writing) to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair, from a financial point of view, to the MLP Unaffiliated Unitholders.

(m) No Material Adverse Effect. Since December 31, 2012 to the date of this Agreement, there has not been a Material Adverse Effect on MLP.

Section 5.2 Representations and Warranties of PNR Parties. Except as set forth in PNR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and all other reports, registration statements, definitive proxy statements or information statements filed by PNR or any of its Subsidiaries subsequent to December 31, 2012 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed with the SEC (collectively, “PNR SEC Documents”) prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the PNR Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to MLP, as follows:

(a) Organization, General Authority and Standing. Each of the PNR Parties is a corporation or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each PNR Party (i) has the requisite corporate or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect on PNR.

(b) Capitalization. As of July 30, 2013, there were 500,000,000 shares of PNR Common Stock authorized, of which 138,546,648 shares were issued and outstanding, and all of such issued and outstanding shares of PNR Common Stock were duly authorized and validly issued. The shares of New Common Stock to be issued in accordance with this Agreement have been duly authorized and, when issued, will be validly issued and fully paid and nonassessable.

(c) Power, Authority and Approvals of Transactions. Each of the PNR Parties has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger Transactions. This Agreement and the Merger Transactions have been authorized by all necessary corporate or limited liability company action by the PNR Parties. This Agreement has been duly executed and delivered by each PNR Party and constitutes a valid and binding agreement of each PNR Party (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against each such PNR Party in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(d) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(e) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.10(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the PNR Parties do not and will not (i) except as could not reasonably be expected to have a Material Adverse Effect on the PNR Parties, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which PNR or any of its Subsidiaries is a party or by which PNR or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the PNR Parties or any of their respective Subsidiaries or (z) result in the creation of any Lien on any of the assets of the PNR Parties or their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the PNR Certificate of Incorporation, the PNR USA Certificate of Incorporation, the MergerCo Certificate of Formation, the MergerCo LLC Agreement or the bylaws of PNR or PNR USA, or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(e) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the PNR Parties of this Agreement or (ii) the consummation by the PNR Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state or foreign agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of the Registration Statement and the Proxy Statement/Prospectus, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of New Common Stock pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on PNR.

(f) Financial Reports and the PNR SEC Documents. The PNR SEC Documents, as of their respective dates, (i) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The historical financial statements of PNR and its consolidated Subsidiaries contained in or incorporated by reference into any such PNR SEC Document (including the related notes and schedules thereto) (A) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) fairly present the financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(g) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in PNR’s Annual Report on Form 10-K for the year ended December 31, 2012, and in the financial statements (or notes thereto) included in subsequent PNR SEC Documents filed by PNR prior to the date hereof, neither PNR nor any of its consolidated subsidiaries had at December 31, 2012, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of PNR included in the PNR SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2012 in the ordinary course of business and consistent with past practices or (C) relate to this Agreement, the Merger

Transactions or the proposal of PNR with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on PNR or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary herein, PNR makes no representation or warranty with respect to any liability or obligation of MLP or any of its Subsidiaries.

(h) Compliance with Law. PNR and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PNR. Since December 31, 2012, neither PNR nor any of its Subsidiaries has received any written notice or, to PNR’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PNR.

(i) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither PNR nor any of its Subsidiaries is a party to or bound by any PNR Material Contract that is required to be filed as an exhibit to the PNR SEC Documents that has not been so filed.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on PNR, (A) each PNR Material Contract is valid and binding and in full force and effect, (B) no event or condition exists which constitutes a default on the part of PNR or any of its Subsidiaries under any such PNR Material Contract, and (C) to the Knowledge of PNR, no other party to such PNR Material Contract is in default in any respect thereunder.

(j) Operations of MergerCo. MergerCo was formed solely for the purpose of engaging in the Merger Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Merger Transactions.

(k) No Brokers. No action has been taken by the PNR Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions.

(l) Ownership of MLP Common Units. PNR USA owns 18,721,200 MLP Common Units (the “PNR USA Common Units”), which represent all MLP Common Units held by any PNR Party or any of its respective Subsidiaries or MLP GP.

(m) No Material Adverse Effect. Since December 31, 2012 to the date of this Agreement, there has not been a Material Adverse Effect on PNR.

ARTICLE VI

COVENANTS

The MLP Parties hereby covenant to and agree with PNR, and the PNR Parties hereby covenant to and agree with MLP, that:

Section 6.1 Efforts. Subject to the terms and conditions of this Agreement, such parties shall use their commercially reasonable efforts in good faith (subject to, and in accordance with, applicable Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions, including (a) using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger Transactions, and (b) using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger Transactions or seeking material damages. Each of such parties shall (x) cooperate fully with the Other Parties hereto to that end and (y) furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the Merger Transactions.

Section 6.2 Unitholder Approval. (a) Subject to the terms and conditions of this Agreement, and except as permitted by Section 6.2(c), MLP shall take, in accordance with applicable Law, applicable stock exchange rules and the MLP Partnership Agreement, all action necessary to call, hold and convene the MLP Meeting to consider and vote upon the approval of this Agreement and the Merger Transactions, as promptly as practicable after the Registration Statement is declared effective. Subject to Section 6.2(b), (i) the MLP GP Conlficts Committee and the MLP GP Board shall recommend approval of this Agreement and the Merger Transactions to the holders of MLP Common Units (the “MLP Recommendation”), and (ii) MLP shall take all reasonable lawful action to solicit such approval by the holders of MLP Common Units. Except as provided in Section 6.2(b) and Section 6.2(c), neither the MLP GP Conflicts Committee nor the MLP GP Board shall (A) withdraw, modify or qualify in any manner adverse to PNR the MLP Recommendation or (B) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in this sentence being referred to as an “MLP Change in Recommendation”). None of MLP GP, MLP or any of their Subsidiaries shall execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any Acquisition Proposal.

(b) Notwithstanding Section 6.2(a), at any time prior to obtaining the MLP Unitholder Approval, the MLP GP Conflicts Committee or the MLP GP Board may make an MLP Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make an MLP Change in Recommendation would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law; provided, however, that neither the MLP GP Conflicts Committee nor the MLP

GP Board shall be entitled to exercise its right to make an MLP Change in Recommendation pursuant to this sentence unless (i) MLP has not engaged in a material breach of Section 6.6, (ii) MLP has provided to PNR three Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising PNR that the MLP GP Conflicts Committee or the MLP GP Board intends to take such action, specifying the reasons therefor in reasonable detail, including, if a reason for the MLP Change in Recommendation is an Acquisition Proposal, that the MLP GP Conflicts Committee has determined that the Acquisition Proposal is a Superior Proposal and specifying the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal (it being understood that any amendment to the terms of any such Acquisition Proposal shall require a new Notice of Proposed Recommendation Change and an additional three Business Day period), (iii) if a reason for the MLP Change in Recommendation is an Acquisition Proposal, MLP has provided to PNR all materials and information delivered or made available to the Person or group of Persons making such Acquisition Proposal pursuant to Section 6.6 (to the extent not previously provided to PNR), (iv) each of MLP GP, MLP and the MLP GP Conflicts Committee has negotiated, and has used its commercially reasonable efforts to cause its Representatives to negotiate, in good faith with PNR during such notice period to enable PNR to revise the terms of this Agreement such that it would obviate the need for making the MLP Change in Recommendation, and (v) following the end of such notice period, the MLP GP Conflicts Committee shall have considered in good faith any changes to this Agreement proposed by PNR and shall have determined that the failure to make an MLP Change in Recommendation would continue to be inconsistent with its duties under the MLP Partnership Agreement or applicable Law even if such revisions proposed by PNR were to be given effect and, if a reason for the MLP Change in Recommendation is an Acquisition Proposal, that the Acquisition Proposal continues to be a Superior Proposal even if the revisions proposed by PNR were to be given effect. Any MLP Change in Recommendation shall not invalidate the approval (or “Special Approval” as defined in the MLP Partnership Agreement) of this Agreement or any other approval of the MLP GP Conflicts Committee, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

(c) Notwithstanding anything to the contrary in this Agreement, if there occurs an MLP Change in Recommendation in accordance with this Agreement, MLP and MLP GP shall, upon request of the MLP GP Conflicts Committee, (i) no longer call, hold or convene the MLP Meeting to consider and vote upon the approval of this Agreement and the Merger Transactions, and (ii) cancel any previously called MLP Meeting.

(d) Nothing contained in this Agreement shall prevent MLP, MLP GP, the MLP GP Board or the MLP GP Conflicts Committee from taking and disclosing to the holders of MLP Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to holders of MLP Common Units) or from making any legally required disclosure to holders of MLP Common Units. Any “stop-look-and-listen” communication by MLP, MLP GP, the MLP GP Board, or the MLP GP Conflicts Committee to the limited partners of MLP pursuant to Rule 14d-9(f) promulgated under the

Exchange Act (or any similar communication to the holders of MLP Common Units) shall not be considered an MLP Change in Recommendation or a withdrawal, modification or change in any manner adverse to PNR of all or a portion of the MLP GP Board Approval or the MLP GP Conflicts Committee Approval.

Section 6.3 Registration Statement.

(a) Each of PNR and the MLP Parties agrees to cooperate in the preparation of the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) to be filed by PNR with the SEC in connection with the issuance of the shares of New Common Stock in the Merger as contemplated by this Agreement. PNR agrees to file the Registration Statement with the SEC as promptly as practicable. Each of MLP and PNR agrees to use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. PNR also agrees to use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Merger Transactions. Each of PNR and MLP agrees to furnish to the other party all information concerning PNR and its Subsidiaries or MLP, MLP GP and its Subsidiaries, as applicable, and the officers, directors and unitholders of PNR and MLP and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by PNR, and no filing of the Proxy Statement/Prospectus will made by PNR or MLP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of the MLP Parties and PNR agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of MLP Common Units and at the time of the MLP Meeting, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the MLP Parties and PNR further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the Other Parties thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus. No amendment or supplement to the Registration Statement will be made by PNR, and no amendment or supplement to the Proxy Statement/Prospectus will made by PNR or MLP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(c) PNR will advise MLP, promptly after PNR receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order or the suspension of the qualification of the shares of New Common Stock for offering or sale in any jurisdiction, (iii) the initiation or threat of any proceeding for any such purpose, or (iv) any request by the SEC for the amendment or supplement of the Registration Statement or the Proxy Statement/Prospectus or for additional information.

(d) MLP will use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the MLP Unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4 Press Releases. Prior to an MLP Change in Recommendation, if any, neither MLP nor PNR shall, without the prior approval of (a) the MLP GP Conflicts Committee, in the case of PNR, and (b) PNR, in the case of MLP, issue any press release or written statement for general circulation relating to the Merger Transactions, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and historical records as reasonably requested and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that PNR or MLP or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law). Notwithstanding the foregoing, neither MLP nor PNR nor any of their respective Subsidiaries shall be required to (A) provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement or (B) allow any invasive sampling or testing of their properties. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the immediately preceding sentence apply.

(b) PNR and MLP, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated (i) to the consummation of the Merger Transactions or (ii) the matters contemplated by Section 6.2 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the Merger Transactions.

Section 6.6 Acquisition Proposals.

(a) MLP GP and MLP shall, and they shall cause their Subsidiaries and Representatives to, (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to or that may reasonably be expected to lead to an Acquisition Proposal, and (ii) request such Person to promptly return or destroy all confidential information concerning MLP and its Subsidiaries.

(b) Neither MLP GP nor MLP shall, and they shall cause their Subsidiaries and use their commercially reasonable efforts to cause their Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) furnish to any Person any non-public information or data relating to MLP or any of its Subsidiaries or afford access to the business, properties, assets, or, except as required by Law or the MLP Partnership Agreement, books or records of MLP or any of its Subsidiaries. Notwithstanding the foregoing, at any time prior to obtaining MLP Unitholder Approval, the MLP GP Conflicts Committee may take the actions described in clauses (ii) and (iii) of this Section 6.6(b) with respect to a third Person that makes a bona fide unsolicited Acquisition Proposal that did not result from a material breach of this Section 6.6(b) (a “Receiving Party”), if (A) the MLP GP Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and that the failure to take such action would be inconsistent with its duties under the MLP Partnership Agreement or applicable Law, and (B) prior to furnishing any such non-public information to such Receiving Party, MLP receives from such Receiving Party an executed Confidentiality Agreement. MLP GP and MLP shall, as promptly as practicable (and in any event within two Business Days), advise PNR in writing of any request for non-public information or any Acquisition Proposal received from any third Person, or any inquiry or request for discussions or negotiations with respect to any Acquisition Proposal and the material terms of such request, Acquisition Proposal or inquiry. MLP GP and MLP shall, as promptly as practicable (and in all events within 48 hours), provide to PNR copies of any written materials received by MLP GP, MLP or any of their Subsidiaries or Representatives in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry.

(c) MLP GP and MLP shall keep PNR reasonably informed of the status of any material developments regarding any Acquisition Proposal on a reasonably current basis. MLP GP and MLP agree that they and their Subsidiaries will not enter into any Confidentiality Agreement with any Person that prohibits MLP GP or MLP or any of their Subsidiaries from providing any information to PNR in accordance with Section 6.5 or this Section 6.6.

(d) The MLP Parties acknowledge that the agreements contained in this Section 6.6 are an integral part of the Merger Transactions, and that, without these agreements, the PNR Parties would not have entered into this Agreement. Accordingly, (i) if a court of competent jurisdiction finds that the MLP GP Conflicts Committee materially breached or took action materially inconsistent with its duties under the MLP Partnership Agreement or applicable Law, (ii) if there shall have been any injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition (in each case based in whole or in part upon the finding described in clause (i)), that would (A) require or permit any of the MLP Parties or any of their Representatives to act or fail to act in a manner that would, in the absence of such injunction, order, legal restraint or prohibition, constitute a violation of this Section 6.6 or (B) limit the rights of the PNR Parties in any respect under this Section 6.6, and (iii) if the MLP Parties act or fail to act in a manner that would, in the absence of such injunction, order, legal restraint or prohibition, constitute a violation of this Section 6.6 that would permit PNR to terminate this Agreement pursuant to Section 8.1(b)(iv), then PNR shall have the right to terminate this Agreement pursuant to Section 8.1(b)(iv) hereof.

Section 6.7 Takeover Laws. Neither MLP nor PNR shall take any action that would cause the Merger Transactions to be subject to requirements imposed by any Takeover Laws, and each of them shall take all commercially reasonable steps within its control to exempt (or ensure the continued exemption of) the Merger Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the Merger Transactions.

Section 6.8 No Rights Triggered. MLP shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the Merger Transactions and any other action or combination of actions do not and will not result in the grant of any Rights to any person under the MLP Partnership Agreement or under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.9 New Common Stock Listed. PNR shall use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the shares of New Common Stock.

Section 6.10 Third-Party Approvals.

(a) Subject to the terms and conditions of this Agreement, PNR and MLP and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Merger Transactions, to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of PNR and MLP shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the Merger Transactions. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger Transactions, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the Merger Transactions.

(b) Each of PNR and MLP agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the Merger Transactions.

Section 6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the MLP Partnership Agreement, the MLP GP LLC Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of MLP’s Subsidiaries, from and after the Effective Time, PNR, PNR USA, MLP GP and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during any period from the date hereof through the Effective Time serving as a director or officer of MLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of PNR, PNR USA, MLP GP and the Surviving Entity pursuant to this Section 6.11(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other Merger Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of MLP GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.11: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any party hereto, any Governmental Authority or any other Person, or that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of MLP GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; (y) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 6.11(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” shall include, but not be limited to, (1) to the fullest extent permitted by any provision of the DGCL, the DRULPA or the DLCCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DGCL, the DRULPA or the DLCCA, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL, the DRULPA or the DLCCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DGCL, the DRULPA or the DLCCA that adversely affects any right of any Indemnified Party shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither PNR, PNR USA, MLP GP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, PNR, PNR USA, MLP GP, MLP and MergerCo agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the MLP Partnership Agreement or the MLP GP LLC Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of MLP’s Subsidiaries) and indemnification agreements of MLP or MLP GP or any of their respective Subsidiaries shall be assumed by the Surviving Entity, MLP GP, PNR and PNR USA in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, PNR shall maintain in effect the current directors’ and officers’ liability and fiduciary insurance policies covering the Indemnified Parties (but may substitute therefor other policies, including an insurance tail policy, of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time.

(d) If PNR, PNR USA, MLP GP or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of PNR, PNR USA, MLP GP or the Surviving Entity assume, including by operation of law, the obligations set forth in this Section 6.11.

(e) This Section 6.11 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on PNR, PNR USA, MLP GP and the Surviving Entity and their respective successors and assigns.

Section 6.12 Notification of Certain Matters. Each of MLP and PNR shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it, or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b)(i) any change in its financial condition or business that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to it or (iii) any litigation or governmental complaints, investigations or hearings, to the extent such litigation, complaints, investigations, or hearings relate to this Agreement or the Merger Transactions or result in, or could reasonably be expected to result in, a Material Adverse Effect with respect to it.

Section 6.13 Rule 16b-3. Prior to the Effective Time, MLP shall take such steps as may be reasonably requested by any party hereto to cause dispositions of MLP equity securities (including MLP Phantom Units) pursuant to the Merger Transactions by each individual who is a director or officer of MLP GP to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.14 MLP GP Conflicts Committee. Prior to the Effective Time, neither any PNR Party nor any of their Subsidiaries shall, without the consent of at least three members of the MLP GP Conflicts Committee, eliminate the MLP GP Conflicts Committee, revoke or diminish the authority of the MLP GP Conflicts Committee or remove or cause the removal of any director of MLP GP that is a member of the MLP GP Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.14 shall not apply to the filling, in accordance with the provisions of the MLP GP LLC Agreement, of any vacancies caused by a resignation of any such director.

Section 6.15 Conversion of Equity Awards.

(a) Adoption of MLP LTIP. Subject to Section 6.15(c), prior to the Effective Time, the PNR board of directors or the PNR Compensation and Management Development Committee shall adopt the MLP LTIP, authorize the conversion of MLP Phantom Units into PNR Restricted Stock Units in accordance with Section 3.1(e)(i) at the Effective Time, and shall take such other actions as may be necessary to authorize the events contemplated in Section 3.1(e); such actions shall include the following: (i) effective as of the Effective Time, the MLP LTIP shall be continued by PNR and all MLP obligations thereunder assumed by PNR (including obligations with respect to MLP Phantom Units in accordance with Section 3.1(e)(i) hereof) and such plan shall continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the MLP LTIP, notwithstanding the Merger, applicable laws and regulations and the applicable rules of any stock exchange; (ii) from and after the Effective Time all references to MLP Common Units in the MLP LTIP shall be substituted with references to shares of PNR Common Stock; (iii) the number of shares of PNR Common Stock that will be available for grant and delivery under the MLP LTIP from and after the Effective Time shall equal the number of MLP Common Units that were available for grant and delivery under the MLP LTIP immediately prior to the Effective Time, as adjusted to give effect to the Exchange Ratio (which number will include the number of shares of PNR Common Stock subject to the PNR Restricted Stock Units that will be issued upon conversion of MLP Phantom Units in accordance with Section 3.1(e)), and the time during which those shares shall be available for grant under the MLP LTIP shall not extend beyond April 28, 2018; (iv) from and after the Effective Time, awards under the MLP LTIP may be granted only to those individuals who were eligible to receive awards under the MLP LTIP immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the MLP LTIP as in effect immediately prior to the Effective Time); and (v) no participant in the MLP LTIP shall have any right to acquire MLP Common Units under the MLP LTIP from and after the Effective Time. PNR shall reserve for issuance a number of shares of PNR Common Stock equal to the number of shares of PNR Common Stock that will be available for grant and delivery under the MLP LTIP from and after the Effective Time, including shares of PNR Common Stock that will be subject to PNR Restricted Stock Units as a result of the actions contemplated by Section 3.1(e)(i). As soon as practicable following the Effective Time, PNR shall file a Form S-8 registration statement with respect to the shares of PNR Common Stock available for grant and delivery under the MLP LTIP from and after the Effective Time and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the MLP LTIP. Prior to the Effective

Time, PNR shall take such steps as may be reasonably requested by any party hereto to cause the acquisition of PNR Restricted Stock Units and shares of PNR Common Stock pursuant to the Merger Transactions by each individual who is an officer or director of PNR to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

(b) MLP Actions. As soon as practicable following the Effective Time, MLP shall file a post-effective amendment to the Form S-8 registration statement filed by MLP on May 2, 2008, deregistering all Common Units thereunder. Prior to the Effective Time, the MLP GP Board shall take such action and adopt such resolutions as are required to (i) effectuate the treatment of the MLP Phantom Units pursuant to the terms of Section 3.1(e) of this Agreement, and (ii) prevent and waive the forfeiture of any MLP Phantom Units that would otherwise be forfeited pursuant to Section 6(b)(iii) of the MLP LTIP.

(c) Election Not to Adopt MLP LTIP. Notwithstanding anything to the contrary in Section 6.15(a), the PNR board of directors or the PNR Compensation and Management Development Committee may, at its option, prior to the Effective Time, authorize the conversion of MLP Phantom Units into PNR Restricted Stock Units under the PNR LTIP in accordance with Section 3.1(e)(i) to be effective at the Effective Time, and may, in such event, elect either to adopt or not to adopt the MLP LTIP. In the event that the PNR board of directors or the PNR Compensation and Management Development Committee elects not to adopt the MLP LTIP pursuant to this Section 6.15(c), the provisions of Section 6.15(a) shall continue to apply in full force and effect pursuant to their terms other than those provisions of Section 6.15(a) that relate to the adoption of the MLP LTIP.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, in the case of Sections 7.2, 7.3, 7.6 or 7.7, waiver by both MLP and PNR; or, in the case of Sections 7.4 or 7.8(a), waiver by MLP; or, in the case of Sections 7.5 or 7.8(b), waiver by PNR) of each of the following:

Section 7.1 Unitholder Approval. This Agreement and the Merger Transactions shall have been approved by the affirmative vote of holders, as of the record date for the MLP Meeting, of a majority of the outstanding MLP Common Units (the “MLP Unitholder Approval”).

Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a Material Adverse Effect on PNR or MLP; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.10.

Section 7.3 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the Merger Transactions, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other Merger Transactions shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other Merger Transaction or to impose any material restrictions or requirements thereon or on PNR or MLP with respect thereto; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.4 Representations, Warranties and Covenants of the PNR Parties. In the case of MLP’s obligation to consummate the Merger:

(a) Each of the representations and warranties contained herein of PNR, PNR USA and MergerCo set forth in Article V of this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date).

(b) Each and all of the agreements and covenants of PNR, PNR USA and MergerCo to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) MLP shall have received a certificate signed by the Chief Executive Officer, President, Chief Financial Officer or Executive Vice President and General Counsel of PNR, dated as of the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5 Representations, Warranties and Covenants of the MLP Parties. In the case of PNR’s obligation to consummate the Merger:

(a) Each of the representations and warranties contained herein of MLP and MLP GP set forth in Article V of this Agreement qualified as to materiality or Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (in either case, except for any such representations and warranties made as of a specified date, in which case as of such date); provided, however, that no representations and warranties shall be deemed to be untrue or incorrect to the extent that any MLP Party or PNR Party had Knowledge of such inaccuracy at the date hereof; provided, further, however, that the immediately preceding proviso shall not be effective if any member of the MLP GP Conflicts Committee had actual knowledge of any such inaccuracy at the date hereof.

(b) Each and all of the agreements and covenants of MLP and MLP GP to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) PNR shall have received a certificate signed by the Chief Executive Officer, Chief Financial Officer or Executive Vice President and General Counsel of MLP GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 NYSE Listing. The shares of New Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.8 No Material Adverse Effect.

(a) In the case of MLP’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to PNR between the date of this Agreement and the Closing Date.

(b) In the case of PNR’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to MLP between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after MLP Unitholder Approval:

(a) By the mutual consent of PNR and MLP in a written instrument.

(b) By either PNR or MLP, upon written notice to the other party, if:

(i) the Merger has not been consummated on or before March 17, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such Termination Date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable, provided that the terminating party is not then in material breach of Section 6.1;

(iii) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the Merger under Section 7.4 (in the case of a breach of representation or warranty by a PNR Party) or Section 7.5 (in the case of a breach of representation or warranty by an MLP Party);

(iv) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the Merger under Section 7.4 (in the case of a breach of covenants or agreements by a PNR Party) or Section 7.5 (in the case of a breach of covenants or agreements by an MLP Party); or

(v) MLP does not obtain the MLP Unitholder Approval at the MLP Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(v) shall not be available to the terminating party where the failure to obtain the MLP Unitholder Approval shall have been caused by the action or failure to act of the terminating party and such action or failure to act constitutes a material breach by the terminating party of this Agreement or the Voting Agreement.

(c) By either PNR or MLP, upon written notice to the other party, in the event that an MLP Change in Recommendation has occurred.

Section 8.2 Costs and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger Transactions shall be paid by the party incurring such costs or expenses, except as provided in this Section 8.2.

(b) If this Agreement is terminated by PNR or MLP pursuant to Section 8.1(c), then MLP shall pay to PNR the Expenses of PNR.

(c) If this Agreement is terminated by PNR pursuant to Sections Section 8.1(b)(iii) or Section 8.1(b)(iv), then MLP shall pay to PNR the Expenses of PNR.

(d) If this Agreement is terminated by MLP pursuant to Sections Section 8.1(b)(iii) or Section 8.1(b)(iv) , then PNR shall pay to MLP the Expenses of MLP.

(e) Any payment of the Expenses shall be made by wire transfer of immediately available funds to an account designated by PNR or an account designated by MLP, as applicable, within one Business Day following the event that triggered the obligation to make such payment. The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Merger Transactions, and that, without these agreements, none of the parties would enter into this Agreement.

(f) As used in this agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Merger Transactions, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the MLP Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the Merger Transactions; provided, however, that the amount of Expenses payable by one party to another under this Section 8.2 shall not exceed $1.5 million. The Expenses relating to the preparation, printing, filing and mailing of the Proxy Statement/Prospectus and the Registration Statement and the solicitation of the MLP Unitholder Approval shall be paid 50% by PNR and 50% by MLP.

(g) This Section 8.2 shall survive any termination of this Agreement.

Section 8.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and, except as provided in this Section 8.3, this Agreement (other than Section 6.5(b), Section 8.2 and Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 8.2 of this Agreement and except with respect to the requirement to comply with the Transaction Confidentiality Agreement; provided, however, that nothing herein shall relieve any party from any liability or obligation with respect to fraud or the willful and material breach of a covenant or agreement contained herein. In the case of fraud or willful and material breach of a covenant or agreement contained herein, then PNR or MLP, as the case may be, shall be entitled to all remedies available at law or in equity. For purposes of this Agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party is aware would or would reasonably be expected to breach its obligations under this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Waiver; Amendment; Approvals and Consents. (a) Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement, except Section 7.1, may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, whether before or after the MLP Unitholder Approval, by an agreement in writing between the parties hereto; provided, however, that, after the MLP Unitholder Approval, no amendment shall be made to the nature or amount of the Merger Consideration or that results in a material adverse effect on the MLP Unaffiliated Unitholders without MLP Unitholder Approval (the MLP GP being hereby authorized to approve any other amendment on behalf of MLP without any other approval of the MLP Unitholders); and provided, further, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (i) and (ii) are approved by the MLP GP Conflicts Committee.

(b) Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of MLP or MLP GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the MLP GP Conflicts Committee and shall not require any approval of the MLP Unitholders or the MLP GP Board.

Section 9.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 9.3 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 9.4 Confidentiality. Each of the parties hereto shall, and shall use its commercially reasonable efforts to cause its Representatives to, maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.5 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder to a party shall be in writing and shall be deemed to have been duly given if personally delivered, faxed (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to PNR, PNR USA, or MergerCo to:

Pioneer Natural Resources Company

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039-3746

Attention: Mark Berg, Executive Vice President and General Counsel

Fax: (972) 969-3552

With copies to (which shall not constitute notice):

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

Attention: Michael D. Wortley

Fax: (214) 999-7732

If to MLP, MLP GP or MLP GP Conflicts Committee, to:

Pioneer Natural Resources GP LLC

5205 N. O’Connor Blvd., Suite 200

Irving, Texas 75039-3746

Attn: Arthur L. Smith, Chairman of the Conflicts Committee

Fax: (713) 961-3027

With copies to (which shall not constitute notice):

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas 77002

Attention: G. Michael O’Leary

Fax: 713-238-7130

Notices shall be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date three Business Days after dispatch by certified or registered mail.

Section 9.6 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents referred to or listed herein) represents the entire understanding of the parties hereto with reference to the subject matter hereof and the Merger Transactions and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.11, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.7 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.8 Jurisdiction. The parties hereto agree that, to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger Transactions shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.5 shall be deemed effective service of process on such party for matters between the parties hereto.

Section 9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER TRANSACTIONS.

Section 9.10 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.1, 3.2, 3.3, 3.4, 6.11 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, and Article IX and the Transaction Confidentiality Agreement shall survive such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

PIONEER NATURAL RESOURCES COMPANY

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PIONEER NATURAL RESOURCES USA, INC.

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PNR ACQUISITION COMPANY, LLC

By:	/s/ Mark S. Berg
Name:	Mark S. Berg
Title:	Executive Vice President and General Counsel

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

By:	PIONEER NATURAL RESOURCES GP
LLC, its general partner

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and
Chief Financial Officer

PIONEER NATURAL RESOURCES GP LLC

By:	/s/ Richard P. Dealy
Name:	Richard P. Dealy
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Merger Agreement]